Exhibit 2.1

Execution Copy

SEPARATION AND DISTRIBUTION AGREEMENT

BY AND BETWEEN

OIL STATES INTERNATIONAL, INC.

AND

CIVEO CORPORATION

DATED AS OF MAY 27, 2014

TABLE OF CONTENTS

ARTICLE I DEFINITIONS

ARTICLE II THE SEPARATION

2.1	Transfer of Assets and Assumption of Liabilities	12
2.2	Civeo Assets	14
2.3	Civeo Liabilities	15
2.4	Transfer of Excluded Assets; Assumption of Excluded Liabilities	16
2.5	Approvals and Notifications	17
2.6	Novation of Civeo Liabilities	19
2.7	Novation of Excluded Liabilities	19
2.8	Termination of Agreements	20
2.9	Treatment of Shared Contracts	21
2.10	Bank Accounts; Cash Balances	22
2.11	Other Ancillary Agreements	23
2.12	Disclaimer of Representations and Warranties	23
2.13	Civeo Financing Arrangements	24
2.14	Financial Information Certifications	24

ARTICLE III THE DISTRIBUTION

3.1	The Distribution	24
3.2	Actions Prior to the Distribution	25
3.3	Conditions to Distribution	25
3.4	Certain Stockholder Matters	27

ARTICLE IV DISPUTE RESOLUTION

4.1	General Provisions	28

ARTICLE V FURTHER ASSURANCES AND ADDITIONAL COVENANTS

5.1	Further Assurances	28
5.2	Performance	29
5.3	Oil States Guarantees	29
5.4	ThirdParty Agreements	30
5.5	Tax Matters	30
5.6	Indemnification Matters	30
5.7	Employee Matters	30

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ARTICLE VI TERMINATION

6.1	Termination	30

ARTICLE VII MISCELLANEOUS

7.1	Counterparts; Entire Agreement; Corporate Power	31
7.2	Governing Law	31
7.3	Assignability	32
7.4	ThirdParty Beneficiaries	32
7.5	Notices	32
7.6	Severability	33
7.7	Force Majeure	33
7.8	Publicity	33
7.9	Expenses	33
7.10	Late Payments	33
7.11	Headings	34
7.12	Survival of Covenants	34
7.13	Waivers of Default	34
7.14	Specific Performance	34
7.15	Amendments	34
7.16	Interpretation	34
7.17	Relationship of the Parties	35
7.18	Limitations of Liability	35

ANNEXES

Annex A – Restructuring Steps Memorandum

SCHEDULES

Schedule 1.1A – Specified Civeo Offshore Leasing Assets

Schedule 2.2(a)(ii)(B) – Transferred Entities

Schedule 2.3(a)(ii) – Civeo Liabilities

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SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT, made and entered into effective as of May 27, 2014 (this “Agreement”), is by and between Oil States International, Inc., a Delaware corporation (“Oil States”), and Civeo Corporation, a Delaware corporation and wholly owned subsidiary of Oil States (“Civeo”). Capitalized terms used herein and not otherwise defined have the respective meanings assigned to them in Article I.

RECITALS

WHEREAS, the board of directors of Oil States (the “Oil States Board”) has determined that it is in the best interests of Oil States and its stockholders to create a new publicly traded company that shall operate the Civeo Business;

WHEREAS, Civeo has been incorporated for this purpose and has not engaged in activities except in preparation for its corporate reorganization (including activities with respect to the Civeo Financing Arrangements) and the distribution of all of its issued and outstanding shares of common stock;

WHEREAS, in furtherance of the foregoing, the Oil States Board has determined that it is appropriate and desirable for Oil States and its applicable Subsidiaries to transfer the Civeo Assets to Civeo and certain entities designated by Civeo that will be Subsidiaries of Civeo as of the Distribution Date (any such entities, the “Civeo Designees”), and for Civeo and the Civeo Designees to assume the Civeo Liabilities, in each case as more fully described in this Agreement and the Ancillary Agreements (the “Separation”);

WHEREAS, Oil States currently intends that, on the Distribution Date, Oil States shall distribute to holders of shares of Oil States Common Stock (other than holders of unvested Oil States RSAs), through a spin-off, all of the outstanding shares of Civeo Common Stock, as more fully described in this Agreement and the Ancillary Agreements (the “Distribution”);

WHEREAS, for U.S. federal income tax purposes, the Contribution and the Distribution, if effected, taken together, are intended to qualify as a tax-free transaction under Sections 355 and 368(a)(1)(D) of the Code;

WHEREAS, this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” within the meaning of Treas. Reg. 1.368-2(g); and

WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and the Distribution and certain other agreements that will govern certain matters relating to the Separation and the Distribution and the relationship of Oil States, Civeo and their respective Subsidiaries, following the Distribution.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties, intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS

For the purpose of this Agreement, the following terms have the following meanings:

“Accommodations Business” means the accommodations segment of Oil States as described in Oil States’ Annual Report on Form 10-K for the period ended December 31, 2013, which business provides integrated accommodations services for people working in remote locations.

“Action” means any demand, action, claim, dispute, suit, countersuit, arbitration, formal inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” means, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. For the avoidance of doubt, after the Distribution, the members of the Oil States Group and the members of the Civeo Group shall not be deemed to be under common control for purposes hereof due solely to the fact that Oil States and Civeo have common shareholders.

“Agent” means Computershare Trust Company, N.A., the distribution agent appointed by Oil States to distribute to the stockholders of Oil States all of the outstanding shares of Civeo Common Stock pursuant to the Distribution.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreements” means the Employee Matters Agreement, the Indemnification and Release Agreement, the Transition Services Agreement, the Tax Sharing Agreement and the Transfer Documents.

“Approvals or Notifications” means any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any third Person, including any Governmental Authority.

“Assets” means, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other third Persons or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including the following:

(a)     all accounting and other books, records and files whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape, electronic or any other form;

(b)     all apparatus, computers and other electronic data processing and communications equipment, fixtures, machinery, equipment, furniture, office equipment, automobiles, trucks, vessels, motor vehicles and other transportation equipment and other tangible personal property;

(c)     all inventories of materials, parts, raw materials, components, supplies, works-inprocess and finished goods and products;

(d)     all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;

(e)     (i) all interests in any capital stock or other equity interests of any Subsidiary, Affiliate or any other Person, (ii) all bonds, notes, debentures or other securities issued by any Subsidiary, Affiliate or any other Person, (iii) all loans, advances or other extensions of credit or capital contributions to any Subsidiary, Affiliate or any other Person, and (iv) all other investments in securities of any Person;

(f)     all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services and other contracts, agreements or commitments;

(g)     all letters of credit;

(h)     all written (including in electronic form) or oral technical information, data, specifications, research and development information, engineering drawings and specifications, operating and maintenance manuals, and materials and analyses prepared by consultants and other third Persons;

(i)     all Intellectual Property and Technology;

(j)     all Software;

(k)     all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product data and literature, artwork, design, formulations and specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

(l)     all prepaid expenses, trade accounts and other accounts and notes receivable;

(m)     all rights under contracts or agreements, all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers and all claims, choses in action or similar rights, whether accrued or contingent;

(n)     all licenses, permits, approvals and authorizations which have been issued by any Governmental Authority;

(o)     all cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements; and

(p)     all interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements.

“Cash Dividend” means $750.0 million in cash to be paid to Oil States by Civeo to facilitate the Contribution by Oil States.

“Civeo” has the meaning set forth in the Preamble.

“Civeo Accounts” has the meaning set forth in Section 2.10(a).

“Civeo Assets” has the meaning set forth in Section 2.2(a).

“Civeo Balance Sheet” means the audited combined balance sheet of the Accommodations Business of Oil States, including the notes thereto, as of December 31, 2013.

“Civeo Business” means (a) the business and operations that comprise and are exclusively related to the Accommodations Business, and (b) without limiting the foregoing clause (a) and except as otherwise provided in this Agreement, any other terminated, divested or discontinued businesses, Assets or operations that were of such a nature that they would be part of the Accommodations Business had they not been terminated, divested or discontinued.

“Civeo Common Stock” means the common stock, par value $0.01 per share, of Civeo.

“Civeo Contracts” means the following contracts and agreements to which Oil States or any of its Affiliates is a party or by which it or any of its Affiliates or any of their respective Assets is bound, whether or not in writing, in each case immediately prior to the Distribution Date, except for any such contract or agreement that is contemplated to be retained by Oil States or any member of the Oil States Group pursuant to any provision of this Agreement or any Ancillary Agreement (each, an “Excluded Contract”):

(a)     any customer, distribution, supply or vendor contracts that relate exclusively to the Civeo Business;

(b)     any joint venture or license agreement that relates exclusively to the Civeo Business;

(c)     any guarantee, indemnity, representation or warranty of any member of the Civeo Group or the Oil States Group in respect of any other Civeo Contract, any Civeo Liability or the Civeo Business;

(d)     any employment, change of control, retention, consulting, indemnification, termination, severance or other similar agreements with any Civeo Employee or consultants of the Civeo Group;

(e)     any contract or agreement that is otherwise expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be assigned to Civeo or any member of the Civeo Group; and

(f)     any contract, agreement, commitment or understanding, whether or not in writing, that relates exclusively to the Civeo Business.

“Civeo Designees” has the meaning set forth in the Recitals.

“Civeo Employee” means any individual who, immediately prior to the Distribution, performs services that relate exclusively to the Civeo Business and is either actively employed by, or then on an approved leave of absence from, any Person that will be a member of the Civeo Group immediately after the Distribution.

“Civeo Financing Arrangements” means the (a) revolving credit facilities in the aggregate amount of $650,000,000 U.S. dollars which is currently expected to be allocated as follows: (i) a $450,000,000 million U.S dollar senior secured revolving credit facility in favor of Civeo, as borrower, (ii) a $100,000,000 U.S. dollar senior secured revolving credit facility in favor of Civeo Canada Inc. and Civeo Premium Camp Services Ltd., as borrowers, and (iii) a $100,000,000 U.S. dollar senior secured revolving credit facility in favor of Civeo Pty Limited, as borrower, and (b) a U.S. dollar term loan facility in an amount to be determined up to $775,000,000 in favor of Civeo, each on such terms as conditions as approved by Civeo and Oil States.

“Civeo Group” means Civeo, each Subsidiary of Civeo immediately after the Distribution Date, and each Affiliate of Civeo immediately after the Distribution Date.

“Civeo Intellectual Property” means (a) all the patents, patent applications, statutory invention registrations, registered trademarks, registered service marks, registered Internet domain names and copyright registrations (collectively, the “Registrable IP”) that is owned or licensed exclusively by any member of the Civeo Group at or prior to the Distribution Date, excluding any such Registrable IP that has been assigned by any member of the Civeo Group to any member of the Oil States Group prior to the Distribution Date, and (b) all Intellectual Property, other than Registrable IP, that is owned or licensed by any member of the Oil States Group or Civeo Group and that is used or held for use exclusively in the Civeo Business as of the Distribution Date.

“Civeo Liabilities” has the meaning set forth in Section 2.3(a).

“Civeo Mars” means Civeo Mars Holdco 1, LLC, a Delaware limited liability company.

“Civeo Mars Receivable” means the intercompany receivable due from Civeo Mars to Oil States.

“Civeo Netherlands” means Civeo Investments Coöperatief U.A., a Netherlands cooperative.

“Civeo Offshore” means Civeo Offshore LLC, a Delaware limited liability company.

“Civeo Technology” means all Technology owned or licensed by any member of the Oil States Group or Civeo Group and that is exclusively used or held for use in the Civeo Business as of the Distribution Date.

“Civeo Transfer Documents” has the meaning set forth in Section 2.4(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Contribution” means the contribution by Oil States to Civeo of (a) all the outstanding stock or other equity interests of the Transferred Entities, (b) the Hybrid Instruments, and (c) any Civeo Assets held directly by Oil States in exchange for (x) the assumption by Civeo of any Civeo Liabilities from Oil States, (y) a number of shares of Civeo Common Stock equal to the Required Share Number and (z) the Cash Dividend.

“Dispute” has the meaning set forth in the Indemnification and Release Agreement.

“Distribution” has the meaning set forth in the Recitals.

“Distribution Date” means the date and time determined in accordance with Section 3.3(a) at which the Distribution occurs.

“Distribution Ratio” means two shares of Civeo Common Stock distributed in the Distribution in respect of one share of Oil States Common Stock.

“Employee Matters Agreement” means the Employee Matters Agreement, dated as of the date hereof, between Oil States and Civeo.

“Environmental Law” means any Law relating to: (a) pollution; (b) protection or restoration of or prevention of harm to the environment (including ambient air, surface water, groundwater sediments, soils and surface and subsurface strata) or natural resources, including the generation, use, handling, transportation, treatment, storage or Release of, or exposure to, Hazardous Materials; and (c) the protection of or prevention of harm to human health and safety.

“Environmental Liabilities” means any and all Liabilities, environmental response costs (including costs of clean-up, remediation, investigation and monitoring with respect to Hazardous Materials), damages (including with respect to natural resources, properties and personal injuries), costs and expenses (including any remedial, removal, response, abatement, clean-up and investigation costs and expenses and rights to contribution under the federal Comprehensive Environmental Response, Compensation and Liability Act, as amended, or analogous laws), breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution and rights under any contracts, agreements, indemnifications, monitoring costs, settlements, consulting fees, expenses, penalties, fines, orphan’s share, prejudgment and post-judgment interest, court costs, attorneys’ fees, and other liabilities arising out of, incurred or imposed (a) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Authority to the extent arising out of non-compliance with or any violation of, or obligation under, any Environmental Laws or (b) pursuant to any demand, action, claim, dispute, suit, countersuit, settlement, arbitration, formal inquiry, subpoena, investigation, proceeding or other legal determination of liability by a Governmental Authority or any other Person with respect to Hazardous Materials (including any exposure to Hazardous Materials) or for damages, personal injury, property damage, damage to natural resources, remediation, investigation, monitoring, response or compliance costs (including any product take back requirements).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Excluded Assets” has the meaning set forth in Section 2.2(b).

“Excluded Contracts” has the meaning set forth in the definition of Civeo Contracts.

“Excluded Liabilities” has the meaning set forth in Section 2.3(b).

“Form 10” has the meaning set forth in Section 3.3(a)(vii).

“Governmental Approvals” means any notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” means any nation or government, any state, province, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, provincial, regional, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof.

“Group” means either the Civeo Group or the Oil States Group, as the context requires.

“Hazardous Materials” means any substance that, by its nature or its use, is regulated or as to which liability might arise under any Environmental Law including any: (a) chemical, product, material, substance or waste defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “restricted hazardous waste,” “extremely hazardous waste,” “solid waste,” “toxic waste,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any Environmental Law; (b) petroleum hydrocarbons, petroleum products, petroleum substances, oil and gas exploration and production wastes, natural gas, condensate or crude oil or any components, fractions or derivatives thereof; (c) any natural or artificial substance (whether solid, liquid, or gas, noise, ion, vapor or electromagnetic) that could cause or result in harm or injury to human health, natural resources or the environment; and (d) asbestos and asbestos containing materials, polychlorinated biphenyls, radioactive materials, urea formaldehyde foam insulation, naturally occurring radioactive materials and radon gas.

“Hybrid Instruments” means (a) the Loan Agreement by and between Oil States and PTI Premium Camp Services Ltd dated December 9, 2010 and (b) the Loan Agreement by and between Oil States and PTI Premium Camp Services Ltd dated June 27, 2011.

“Indemnification and Release Agreement” means the Indemnification and Release Agreement, dated as of the date hereof, between Oil States and Civeo.

“Information Statement” has the meaning set forth in Section 3.3(a)(vii).

“Intellectual Property” means all of the following whether arising under the Laws of the United States or of any other foreign or multinational jurisdiction: (a) patents, patent applications (including patents issued thereon) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, substitutions, renewals, extensions and reexaminations of any of the foregoing, and all rights in any of the foregoing provided by international treaties or conventions, (b) trademarks, service marks, trade names, service names, trade dress, logos and other source or business identifiers, including all goodwill associated with any of the foregoing and any and all common law rights in and to any of the foregoing, registrations and applications for registration of any of the foregoing, all rights in and to any of the foregoing provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, (c) Internet domain names, (d) copyrightable works, copyrights, moral rights, mask work rights, database rights and design rights, whether or not registered, and all registrations and applications for registration of any of the foregoing, and all rights in and to any of the foregoing provided by international treaties or conventions, (e) confidential and proprietary information, including trade secrets, invention disclosures, processes and knowhow, and (f) intellectual property rights arising from or in respect of any Technology.

“Law” means any applicable national, supranational, federal, state, provincial, regional or local law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other legally enforceable requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Liabilities” means any and all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, reimbursement obligations in respect of letters of credit, damages, fines, penalties, settlements, sanctions, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any ThirdParty Claim), demand, Action, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

“Losses” means actual losses (including any diminution in value), costs, damages, penalties and expenses (including legal and accounting fees and expenses and costs of investigation and litigation), whether or not involving a ThirdParty Claim.

“NYSE” means the New York Stock Exchange.

“Oil States” has the meaning set forth in the Preamble.

“Oil States Accounts” has the meaning set forth in Section 2.10(a).

“Oil States Board” has the meaning set forth in the Recitals.

“Oil States Business” means each and every business conducted at any time by any member of the Oil States Group, except the Civeo Business.

“Oil States Common Stock” means the common stock, par value $0.01 per share, of Oil States.

“Oil States Group” means Oil States, each Subsidiary of Oil States immediately after the Distribution Date, and each Affiliate of Oil States immediately after the Distribution Date (in each case other than any member of the Civeo Group).

“Oil States Guarantees” has the meaning set forth in Section 5.3.

“Oil States Intellectual Property” means (a) the Oil States Name and Oil States Marks, and (b) all other Intellectual Property that, as of the Distribution Date, is owned or licensed by any member of either Group, other than the Civeo Intellectual Property.

“Oil States Name and Oil States Marks” means the names, marks, trade dress, logos, monograms, domain names and other source or business identifiers of Oil States or any of its Affiliates using or containing “Oil States” (in block letters or otherwise), “Oil States” either alone or in combination with other words or elements, and all names, marks, trade dress, logos, monograms, domain names and other source or business identifiers confusingly similar to or embodying any of the foregoing either alone or in combination with other words or elements, together with the goodwill associated with any of the foregoing.

“Oil States Notes” means Oil States’ (a) 5 1/8% Senior Notes due 2023 and (b) the 6 1/8% Senior Notes due 2019.

“Oil States RSAs” means restricted stock awards issued under the Oil States International Inc. 2001 Equity Participation Plan, the Canadian Long Term Incentive Plan, and any other plan or agreement sponsored or maintained by Oil States immediately prior to the Distribution Date pursuant to which equity or equitybased awards are or may be granted (in each case, as amended from time to time).

“Oil States Software” means all Software that, as of the Distribution Date, is owned or licensed by any member of either Group, other than the Civeo Group Software.

“Oil States Technology” means all Technology that, as of the Distribution Date, is owned or licensed by any member of either Group, other than the Civeo Technology.

“Oil States Transfer Documents” has the meaning set forth in Section 2.10(b).

“OSES” means Oil States Energy Services S.A. de C.V., a Mexican corporation.

“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Prime Rate” means the rate which JPMorgan Chase Bank (or any successor thereto or other major money center commercial bank agreed to by the parties hereto) announces from time to time as its prime lending rate, as in effect from time to time.

“Record Date” means the close of business on the date to be determined by the Oil States Board as the record date for determining stockholders of Oil States entitled to receive shares of Civeo Common Stock in the Distribution.

“Registrable IP” has the meaning set forth in the definition of Civeo Intellectual Property.

“Release” means any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration.

“Required Share Number” means the number of shares of Civeo Common Stock necessary to effect the Distribution less the number of shares of Civeo Common Stock outstanding immediately prior to the Contribution.

“Restructuring Steps Memorandum” means the memorandum attached as Annex A hereto setting forth the restructuring steps to be taken prior to the Distribution Date and the sequence thereof.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

“Separation” has the meaning set forth in the Recitals.

“Shared Contract” has the meaning set forth in Section 2.9(a).

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (d) documentation, including user manuals and other training documentation, relating to any of the foregoing.

“Specified Civeo Offshore Leasing Assets” has the meaning set forth on Schedule 1.1A.

“Subsidiary” or “subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such Person, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Tax Return” has the meaning set forth in the Tax Sharing Agreement.

“Tax Sharing Agreement” means the Tax Sharing Agreement, dated as of the date hereof, between Oil States and Civeo.

“Taxes” has the meaning set forth in the Tax Sharing Agreement.

“Technology” means all technology, designs, formulae, algorithms, procedures, methods, discoveries, processes, techniques, ideas, knowhow, research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship in any media, confidential, proprietary or non-public information and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing in any form whether or not listed herein.

“Tender Offers” means the tender offers by Oil States to purchase any and all of the Oil States Notes as set forth in the Offer to Purchase dated May 9, 2014.

“ThirdParty Claim” has the meaning set forth in the Indemnification and Release Agreement.

“Transfer Documents” has the meaning set forth in Section 2.4(b).

“Transferred Entities” has the meaning set forth in Section 2.2(a)(ii).

“Transition Services Agreement” means the Transition Services Agreement, dated as of the date hereof, between Oil States and Civeo.

“Unreleased Excluded Liability” has the meaning set forth in Section 2.7(b).

“Unreleased Civeo Liability” has the meaning set forth in Section 2.6(b).

Article II
THE SEPARATION

2.1     Transfer of Assets and Assumption of Liabilities.

(a)     Unless otherwise provided in this Agreement or in any Ancillary Agreement, on or prior to the Distribution Date in accordance with the Restructuring Steps Memorandum and to the extent not previously effected prior to the date hereof pursuant to the steps of the Restructuring Steps Memorandum:

(i)     Oil States shall, and shall cause its applicable Subsidiaries to, assign, transfer, convey and deliver to Civeo, or the applicable Civeo Designees, and Civeo or such Civeo Designees shall accept from Oil States and its applicable Subsidiaries, all of Oil States’ and such Subsidiaries’ respective direct or indirect right, title and interest in and to all of the Civeo Assets (it being understood that if any Civeo Asset shall be held by a Transferred Entity or a wholly owned Subsidiary of a Transferred Entity, such Civeo Asset may be assigned, transferred, conveyed and delivered as a result of the transfer of all or substantially all of the equity interests in such Transferred Entity);

(ii)     Civeo and the applicable Civeo Designees shall accept, assume and agree faithfully to perform, discharge and fulfill all the Civeo Liabilities in accordance with their respective terms. Civeo and such Civeo Designees shall be responsible for all Civeo Liabilities, regardless of when or where such Civeo Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Distribution Date, regardless of where or against whom such Civeo Liabilities are asserted or determined (including any Civeo Liabilities arising out of claims made by the respective directors, officers, employees, agents, stockholders, Subsidiaries or Affiliates of either Group against any member of either Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud, misrepresentation or any other cause by any member of either Group, or any of their respective directors, officers, employees or agents;

(iii)     Oil States shall cause its applicable Subsidiaries to assign, transfer, convey and deliver to certain of its other Subsidiaries, which shall accept, such applicable Subsidiaries’ respective right, title and interest in and to any Excluded Assets specified by Oil States to be so assigned, transferred, conveyed and delivered; and

(iv)     Oil States and certain of its Subsidiaries shall accept and assume from certain of its other Subsidiaries and agree faithfully to perform, discharge and fulfill certain Excluded Liabilities of such other Subsidiaries, and Oil States and its applicable Subsidiaries shall be responsible for all Excluded Liabilities, regardless of when or where such Excluded Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Distribution Date, regardless of where or against whom such Excluded Liabilities are asserted or determined (including any such Excluded Liabilities arising out of claims made by the respective directors, officers, employees, agents, stockholders, Subsidiaries or Affiliates of either Group against any member of either Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud, misrepresentation or any other cause by any member of either Group, or any of their respective directors, officers, employees or agents.

(b)     In furtherance of the assignment, transfer, conveyance and delivery of the Civeo Assets and the assumption of the Civeo Liabilities in accordance with Sections 2.1(a)(i) and 2.1(a)(ii), on, before and/or as of the date that such Civeo Assets are assigned, transferred, conveyed or delivered or such Civeo Liabilities are assumed (i) Oil States shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of Oil States’ and its Subsidiaries’ (other than Civeo and its Subsidiaries) right, title and interest in and to the Civeo Assets to Civeo and the Civeo Designees, and (ii) Civeo shall execute and deliver, and shall cause the Civeo Designees to execute and deliver, such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Civeo Liabilities by Civeo and the Civeo Designees. All of the foregoing documents contemplated by this Section 2.1(b) shall be referred to collectively herein as the “Oil States Transfer Documents.”

(c)     To the extent any Civeo Asset is not transferred or assigned to, or any Civeo Liability is not assumed by, a member of the Civeo Group at the Distribution Date or is owned or held by a member of the Oil States Group after the Distribution Date, from and after the Distribution Date, any such Civeo Asset or Civeo Liability shall be held by such member of the Oil States Group for the use and benefit of the member of the Civeo Group entitled thereto (at the expense of the member of the Civeo Group entitled thereto) in accordance with Section 2.5(c), and, subject to Section 2.5(b):

(i)     Oil States shall, and shall cause its applicable Subsidiaries to, as soon as reasonably practicable, assign, transfer, convey and deliver to Civeo or certain of its Subsidiaries designated by Civeo, and Civeo or such Subsidiaries shall accept from Oil States and its applicable Subsidiaries, all of Oil States’ and such Subsidiaries’ respective right, title and interest in and to such Civeo Assets; and

(ii)     Civeo and certain of its Subsidiaries designated by Civeo shall, as soon as reasonably practicable, accept, assume and agree faithfully to perform, discharge and fulfill all such Civeo Liabilities in accordance with their respective terms.

(d)     Civeo hereby waives compliance by each and every member of the Oil States Group with the requirements and provisions of any “bulksale” or “bulktransfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Civeo Assets to any member of the Civeo Group.

(e)     Oil States hereby waives compliance by each and every member of the Civeo Group with the requirements and provisions of any “bulksale” or “bulktransfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Excluded Assets to any member of the Oil States Group.

2.2     Civeo Assets.

(a)     For purposes of this Agreement, “Civeo Assets” means (without duplication):

(i)     all Assets that are expressly provided by this Agreement or any Ancillary Agreement as Assets to be transferred to Civeo or any other member of the Civeo Group;

(ii)     (A) all Civeo Contracts and (B) all issued and outstanding equity interests held by Oil States or its Subsidiaries in the wholly owned Subsidiaries and Affiliates of Oil States that have been or shall be contributed to, or otherwise transferred, conveyed, or assigned to, the Civeo Group or entities that shall be members of the Civeo Group as of the Distribution Date, as listed on Schedule 2.2(a)(ii)(B) (such Subsidiaries and entities, the “Transferred Entities”);

(iii)     all Assets reflected as assets of Civeo or its Subsidiaries on the Civeo Balance Sheet, subject to any dispositions of such Assets subsequent to the date of the Civeo Balance Sheet;

(iv)     all Civeo Intellectual Property; and

(v)     any and all Assets owned and used or held for use immediately prior to the Distribution Date by Oil States or any of its Subsidiaries exclusively in the Civeo Business.

Notwithstanding the foregoing, the Civeo Assets shall not, in any event, include the Excluded Assets referred to in Section 2.2(b). All rights of the Civeo Group in respect of Oil States insurance policies are set forth in the Indemnification and Release Agreement and shall not otherwise be included in the Civeo Assets.

(b)     For the purposes of this Agreement, “Excluded Assets” means (without duplication):

(i)     all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by Oil States or any other member of the Oil States Group;

(ii)     any cash or cash equivalents withdrawn from Civeo Accounts in accordance with Section 2.10(e);

(iii)     the Oil States Intellectual Property, Oil States Software and the Oil States Technology;

(iv)     any Shared Contracts (other than Civeo Assets arising under any Shared Contracts); and

(v)     any and all Assets of any members of the Oil States Group that are not Civeo Assets pursuant to Section 2.2(a).

2.3     Civeo Liabilities.

(a)     For the purposes of this Agreement, “Civeo Liabilities” means (without duplication):

(i)     all Liabilities, including any Environmental Liabilities, relating to, arising out of or resulting from:

(A)     the operation or ownership of the Civeo Business, as conducted at any time prior to, on or after the Distribution Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any Person (whether or not such act or failure to act is or was within such Person’s authority));

(B)     the operation or ownership of any other business conducted by any member of the Civeo Group, any entity that shall be a member of the Civeo Group as of the Distribution Date or their predecessors in interest at any time prior to, on or after the Distribution Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any Person (whether or not such act or failure to act is or was within such Person’s authority)) and to the extent that such Liabilities relate to the Civeo Business; or

(C)     any Civeo Assets, including any Civeo Contracts, Shared Contracts (to the extent related to the Civeo Business) and any real property and leasehold interests;

in any such case, whether arising before, on or after the Distribution Date;

(ii)     the Liabilities listed on Schedule 2.3(a)(ii) and any and all other Liabilities that are expressly provided by this Agreement or any Ancillary Agreement as Liabilities to be assumed by Civeo or any member of the Civeo Group, and all agreements, obligations and Liabilities of any member of the Civeo Group under this Agreement or any of the Ancillary Agreements;

(iii)     all Liabilities relating to, arising out of or resulting from the Civeo Financing Arrangements;

(iv)     all Liabilities reflected as liabilities or obligations of Civeo or its Subsidiaries on the Civeo Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the Civeo Balance Sheet; and

(v)     all Liabilities arising out of claims made by the respective directors, officers, stockholders, employees, agents, Subsidiaries or Affiliates of either Group against any member of either Group to the extent relating to, arising out of or resulting from the Civeo Business or the other businesses, operations, activities or Liabilities referred to in clauses(i) through (iv) above, inclusive.

Notwithstanding the foregoing, the Civeo Liabilities shall not include the Excluded Liabilities referred to in Section 2.3(b).

(b)     For the purposes of this Agreement, “Excluded Liabilities” means (without duplication):

(i)     all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained or assumed by Oil States or any other member of the Oil States Group, and all agreements and obligations of any member of the Oil States Group under this Agreement or any of the Ancillary Agreements;

(ii)     any and all Liabilities of a member of the Oil States Group to the extent relating to, arising out of or resulting from any Excluded Assets (other than Liabilities arising under any Shared Contracts to the extent such Liabilities relate to the Civeo Business); and

(iii)     all Liabilities arising out of claims made by the respective directors, officers, stockholders, employees, agents, Subsidiaries or Affiliates of either Group against any member of either Group to the extent relating to, arising out of or resulting from the Oil States Business or the other businesses, operations, activities or Liabilities referred to in clauses (i) and (ii) above.

2.4     Transfer of Excluded Assets; Assumption of Excluded Liabilities.

(a)     To the extent any Excluded Asset is transferred or assigned to, or any Excluded Liability is assumed by, a member of the Civeo Group at the Distribution Date or is owned or held by a member of the Civeo Group after the Distribution Date, from and after the Distribution Date, any such Excluded Asset or Excluded Liability shall be held by such member of the Civeo Group for the use and benefit of the member of the Oil States Group entitled thereto (at the expense of the member of the Oil States Group entitled thereto) in accordance with Section 2.5(d) and:

(i)     Civeo shall, and shall cause its applicable Subsidiaries to, as soon as reasonably practicable, assign, transfer, convey and deliver to Oil States or certain of its Subsidiaries designated by Oil States, and Oil States or such Subsidiaries shall accept from Civeo and its applicable Subsidiaries, all of Civeo’s and such Subsidiaries’ respective right, title and interest in and to such Excluded Assets; and

(ii)     Oil States and certain of its Subsidiaries designated by Oil States shall, as soon as reasonably practicable, accept, assume and agree faithfully to perform, discharge and fulfill all such Excluded Liabilities in accordance with their respective terms.

(b)     In furtherance of the assignment, transfer, conveyance and delivery of Excluded Assets and the assumption of Excluded Liabilities set forth in Sections 2.4(a)(i) and 2.4(a)(ii), and without any additional consideration therefor: (i) Civeo shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of Civeo’s and its Subsidiaries’ right, title and interest in and to the Excluded Assets to Oil States and its Subsidiaries, and (ii) Oil States shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Excluded Liabilities. All of the foregoing documents contemplated by this Section 2.4(b) and by Sections 2.1(a)(iii) and 2.1(a)(iv) shall be referred to collectively herein as the “Civeo Transfer Documents” and, together with the Oil States Transfer Documents, the “Transfer Documents.”

2.5     Approvals and Notifications.

(a)     To the extent that the transfer or assignment of any Civeo Asset, the assumption of any Civeo Liability, the Separation or the Distribution requires any Approvals or Notifications, the parties will endeavor to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between Oil States and Civeo, neither Oil States nor Civeo shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

(b)     If and to the extent that the valid, complete and perfected transfer or assignment to the Civeo Group of any Civeo Assets or assumption by the Civeo Group of any Civeo Liabilities would be a violation of applicable Law, or require any Approvals or Notifications in connection with the Separation or the Distribution that have not been obtained or made by the Distribution Date, then, unless the parties hereto shall otherwise mutually determine, the transfer or assignment to the Civeo Group of such Civeo Assets or the assumption by the Civeo Group of such Civeo Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made. Notwithstanding the foregoing, any such Civeo Assets or Civeo Liabilities shall continue to constitute Civeo Assets and Civeo Liabilities for all other purposes of this Agreement.

(c)     If any transfer or assignment of any Civeo Asset or any assumption of any Civeo Liability intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated on or prior to the Distribution Date, whether as a result of the provisions of Section 2.5(b) or for any other reason, then, insofar as reasonably possible, the member of the Oil States Group retaining such Civeo Asset or such Civeo Liability, as the case may be, shall thereafter hold such Civeo Asset or Civeo Liability, as the case may be, for the use and benefit of the member of the Civeo Group entitled thereto (at the expense of the member of the Civeo Group entitled thereto). In addition, the member of the Oil States Group retaining such Civeo Asset or such Civeo Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Civeo Asset or Civeo Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the member of the Civeo Group to whom such Civeo Asset is to be transferred or assigned, or which will assume such Civeo Liability, as the case may be, in order to place such member of the Civeo Group in a substantially similar position as if such Civeo Asset or Civeo Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Civeo Asset or Civeo Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Civeo Asset or Civeo Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Distribution Date to the Civeo Group. Notwithstanding anything to the contrary in this Agreement, the transfer and assignment of the Specified Civeo Offshore Leasing Assets shall be made in accordance with Schedule 1.1A.

(d)     If any transfer or assignment of any Excluded Asset or any assumption of any Excluded Liability not intended to be transferred, assigned or assumed hereunder, as the case may be, is consummated on or prior to the Distribution Date (as described in Section 2.4(a)), then, insofar as reasonably possible, the member of the Civeo Group holding or owning such Excluded Asset or such Excluded Liability, as the case may be, shall thereafter hold such Excluded Asset or Excluded Liability, as the case may be, for the use and benefit of the member of the Oil States Group entitled thereto (at the expense of the member of the Oil States Group entitled thereto). In addition, the member of the Civeo Group retaining such Excluded Asset or such Excluded Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Excluded Asset or Excluded Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the member of the Oil States Group to whom such Excluded Asset is to be transferred or assigned, or which will assume such Excluded Liability, as the case may be, in order to place such member of the Oil States Group in a substantially similar position as if such Excluded Asset or Excluded Liability had not been so transferred, assigned or assumed and so that all the benefits and burdens relating to such Excluded Asset or Excluded Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Excluded Asset or Excluded Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Distribution Date to the Oil States Group.

(e)     If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Civeo Asset or the deferral of assumption of any Civeo Liability pursuant to Section 2.5(b), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Civeo Asset or the assumption of any Civeo Liability have been removed, the transfer or assignment of the applicable Civeo Asset or the assumption of the applicable Civeo Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

(f)     Except as otherwise agreed between Oil States and Civeo, (i) any member of the Oil States Group retaining a Civeo Asset or Civeo Liability (whether as a result of the provisions of Section 2.5(b) or for any other reason), and (ii) any member of the Civeo Group holding or owning an Excluded Asset or Excluded Liability due to a transfer or assignment to, or assumption by, such member of the Civeo Group (as described in Section 2.4(a)), shall not be obligated, in order to effect the transfer of such Asset or Liability to the Group member entitled thereto, to expend any money unless the necessary funds are advanced (or otherwise made available) by the Group member entitled thereto, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by the Group member entitled to such Asset or Liability.

2.6     Novation of Civeo Liabilities.

(a)     Each of Oil States and Civeo, at the request of the other, shall endeavor, if reasonably practicable, to obtain, or to cause to be obtained, if reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all obligations under agreements, leases, licenses and other obligations or Liabilities of any nature whatsoever that constitute Civeo Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than any member of the Civeo Group, so that, in any such case, the members of the Civeo Group will be solely responsible for the Civeo Liabilities; provided, however, that Oil States shall not be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third Person from whom any such consent, substitution, approval, amendment or release is requested.

(b)     If Oil States or Civeo is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the Oil States Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased Civeo Liability”), Civeo shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of the Oil States Group, as the case may be, (i) pay, perform and discharge fully all the obligations or other Liabilities of such member of the Oil States Group that constitute Unreleased Civeo Liabilities from and after the Distribution Date and (ii) use its commercially reasonable efforts to effect such payment, performance, or discharge prior to any demand for such payment, performance, or discharge is permitted to be made by the obligee thereunder on any member of the Oil States Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased Civeo Liabilities shall otherwise become assignable or able to be novated, Oil States shall promptly assign, or cause to be assigned, and Civeo or the applicable Civeo Group member shall assume, such Unreleased Civeo Liabilities without exchange of further consideration.

2.7     Novation of Excluded Liabilities.

(a)     Each of Oil States and Civeo, at the request of the other, shall endeavor, if reasonably practicable, to obtain, or to cause to be obtained, if reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all obligations under agreements, leases, licenses and other obligations or Liabilities of any nature whatsoever that constitute Excluded Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than any member of the Oil States Group, so that, in any such case, the members of the Oil States Group will be solely responsible for such Excluded Liabilities; provided, however, that neither Oil States nor Civeo shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third Person from whom any such consent, substitution, approval, amendment or release is requested.

(b)     If Oil States or Civeo is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the Civeo Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased Excluded Liability”), Oil States shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of the Civeo Group, as the case may be, (i) pay, perform and discharge fully all the obligations or other Liabilities of such member of the Civeo Group that constitute Unreleased Excluded Liabilities from and after the Distribution Date and (ii) use its commercially reasonable efforts to effect such payment, performance, or discharge prior to any demand for such payment, performance, or discharge is permitted to be made by the obligee thereunder on any member of the Civeo Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased Excluded Liabilities shall otherwise become assignable or able to be novated, Civeo shall promptly assign, or cause to be assigned, and Oil States or the applicable Oil States Group member shall assume, such Unreleased Excluded Liabilities without exchange of further consideration.

2.8     Termination of Agreements.

(a)     Except as set forth in Section 2.8(b), in furtherance of the releases and other provisions of the Indemnification and Release Agreement, Civeo and each member of the Civeo Group, on the one hand, and Oil States and each member of the Oil States Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among Civeo and/or any member of the Civeo Group and/or any entity that shall be a member of the Civeo Group as of the Distribution Date, on the one hand, and Oil States and/or any member of the Oil States Group (other than entities that shall be members of the Civeo Group as of the Distribution Date), on the other hand, effective as of the Distribution Date. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Distribution Date. Each party shall, at the reasonable request of any other party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b)     The provisions of Section 2.8(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof): (i) this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the parties hereto or any of the members of their respective Groups); (ii) any agreements, arrangements, commitments or understandings to which any Person other than the parties hereto and the members of their respective Groups is a party (it being understood that to the extent that the rights and obligations of the parties and the members of their respective Groups under any such agreements, arrangements, commitments or understandings constitute Civeo Assets or Civeo Liabilities, they shall be assigned pursuant to Section 2.1); (iii) any agreements, arrangements, commitments or understandings to which any member of the Oil States Group or Civeo Group, other than a wholly owned Subsidiary of Oil States or Civeo, as the case may be, is a party (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned); (iv) any Shared Contracts; and (v) any other agreements, arrangements, commitments or understandings that this Agreement or any Ancillary Agreement expressly contemplates will survive the Distribution Date.

2.9     Treatment of Shared Contracts.

(a)     Without limiting the generality of the obligations set forth in Section 2.1, unless the parties otherwise agree or the benefits of any contract, agreement, arrangement, commitment or understanding described in this Section 2.9 are expressly conveyed to the applicable party pursuant to an Ancillary Agreement, (A) any contract, agreement, arrangement, commitment or understanding that is an Excluded Asset or Excluded Liability but, prior to the Distribution Date, inured in part to the benefit or burden of any member of the Civeo Group (other than any such contract, agreement, arrangement, commitment or understanding covering substantially the same services or arrangements that are covered by a contract, agreement, arrangement, commitment or understanding entered into by a member of the Civeo Group in connection with the Separation), and (B) any contract, agreement, arrangement, commitment or understanding that is a Civeo Asset or a Civeo Liability but, prior to the Distribution Date, inured in part to the benefit or burden of any member of the Oil States Group (other than any such contract, agreement, arrangement, commitment or understanding covering substantially the same services or arrangements that are covered by a contract, agreement, arrangement, commitment or understanding entered into by a member of the Oil States Group in connection with the Separation), shall be assigned in part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, on or after the Distribution Date, so that each party or the members of its respective Group shall, as of the Distribution Date, be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to its respective businesses (any such contract, agreement, arrangement, commitment or understanding, a “Shared Contract”); provided, however, that, (1) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled) and (2) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract, then the parties shall, and shall cause each of their respective Subsidiaries to, take such other reasonable and permissible actions (including by providing prompt notice to the other party with respect to any relevant claim of Liability or other relevant matters arising in connection with a Shared Contract so as to allow such other party the ability to exercise any applicable rights under such Shared Contract) to cause a member of the Civeo Group or the Oil States Group, as the case may be, to receive the rights and benefits of that portion of each Shared Contract that relates to the Civeo Business or the businesses retained by Oil States, as the case may be (in each case, to the extent so related), as if such Shared Contract had been assigned to (or amended to allow) a member of the applicable Group pursuant to this Section 2.9, and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement), as if such Liabilities had been assumed by a member of the applicable Group pursuant to this Section 2.9.

(b)     Each of Oil States and Civeo shall, and shall cause the members of its Group to, (i) treat for all Tax purposes the portion of each Shared Contract inuring to its respective businesses as Assets owned by, and/or Liabilities of, as applicable, such party, or its subsidiaries, as applicable, not later than the Distribution Date, and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Law).

(c)     Nothing in this Section 2.9 shall require any member of any Group to make any material payment (except to the extent advanced, assumed or agreed in advance to be reimbursed by any member of the other Group), incur any material obligation or grant any material concession for the benefit of any member of any other Group in order to effect any transaction contemplated by this Section 2.9.

2.10     Bank Accounts; Cash Balances.

(a)     Oil States and Civeo each agrees to take, or cause the respective members of their respective Groups to take, at the Distribution Date (or such earlier time as Oil States and Civeo may agree), all actions necessary to amend all contracts or agreements governing each bank and brokerage account owned by Civeo or any other member of the Civeo Group (collectively, the “Civeo Accounts”) so that such Civeo Accounts, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account owned by Oil States or any other member of the Oil States Group (collectively, the “Oil States Accounts”), are delinked from the Oil States Accounts.

(b)     Oil States and Civeo each agrees to take, or cause the respective members of their respective Groups to take, at the Distribution Date (or such earlier time as Oil States and Civeo may agree), all actions necessary to amend all agreements governing the Oil States Accounts so that such Oil States Accounts, if currently linked to a Civeo Account, are delinked from the Civeo Accounts.

(c)     It is intended that, following consummation of the actions contemplated by Sections 2.10(a) and 2.10(b), there will be in place a centralized cash management process pursuant to which the Civeo Accounts will be managed centrally and funds collected will be transferred into one or more centralized accounts maintained by Civeo.

(d)     It is intended that, following consummation of the actions contemplated by Sections 2.10(a) and 2.10(b), there will continue to be in place a centralized cash management process pursuant to which the Oil States Accounts will be managed centrally and funds collected will be transferred into one or more centralized accounts maintained by Oil States.

(e)     With respect to any outstanding payments initiated by Oil States, Civeo, or any of their respective Subsidiaries prior to the Separation, such outstanding payments shall be honored following the Separation by the Person or Group owning the account from which the payment was initiated.

(f)     As between Oil States and Civeo (and the members of their respective Groups) all payments made and reimbursements received after the Separation by either party (or member of its Group) that relate to a business, Asset or Liability of the other party (or member of its Group), shall be held by such party for the use and benefit of the party entitled thereto (at the expense of the party entitled thereto). Each party shall maintain an accounting of any such payments and reimbursements, and the parties shall have a monthly reconciliation, whereby all such payments made and reimbursements received by each party are calculated and the net amount owed to Oil States or Civeo shall be paid over with right of set-off. If at any time the net amount owed to either party exceeds $1,000,000, an interim payment of such net amount owed shall be made to the party entitled thereto within five (5) business days of such amount exceeding $1,000,000. Notwithstanding the foregoing, neither Oil States nor Civeo shall act as collection agent for the other party, nor shall either party act as surety or endorser with respect to nonsufficient funds checks, or funds to be returned in a bankruptcy or fraudulent conveyance action.

2.11     Other Ancillary Agreements. Effective as of the date hereof, each of Oil States and Civeo will execute and deliver all Ancillary Agreements to which it is a party (other than the Transfer Documents, which will be executed on or prior to the Distribution Date).

2.12     Disclaimer of Representations and Warranties. EACH OF OIL STATES (ON BEHALF OF ITSELF AND EACH MEMBER OF THE OIL STATES GROUP) AND CIVEO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE CIVEO GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SET-OFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, EXCEPT AS OTHERWISE AGREED BY OIL STATES, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN THIS AGREEMENT, NEITHER OIL STATES NOR CIVEO MAKES ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF HAZARDOUS MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND EACH PARTY SHALL BE DEEMED TO BE TAKING ANY ASSETS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND THAT EACH PARTY HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS SUCH PARTY DEEMS APPROPRIATE.

2.13     Civeo Financing Arrangements. Prior to the Distribution Date, Civeo shall enter into the Civeo Financing Arrangements, on such terms and conditions as agreed by Oil States (including the amount that shall be borrowed pursuant to the Financing Arrangements and the interest rates for such borrowings). Oil States and Civeo shall participate in the preparation of all materials and presentations as may be reasonably necessary to secure funding pursuant to the Civeo Financing Arrangements, including, if necessary to obtain funds thereunder, rating agency presentations necessary to obtain the requisite ratings needed to secure the financing under any of the Civeo Financing Arrangements. The parties agree that Civeo, and not Oil States, shall be ultimately responsible for all costs and expenses incurred by, and for reimbursement of such costs and expenses to, any member of the Oil States Group or Civeo Group associated with the Civeo Financing Arrangements.

2.14     Financial Information Certifications. Oil States’ disclosure controls and procedures and internal control over financial reporting (as each is contemplated by the Exchange Act) are currently applicable to Civeo as its Subsidiary. In order to enable the principal executive officer and principal financial officer of Civeo to make the certifications required of them under Section 302 of the SarbanesOxley Act of 2002, Oil States, within thirty-five (35) days of the end of any fiscal quarter during which Civeo remains its Subsidiary, shall provide Civeo with one or more certifications with respect to such disclosure controls and procedures, its internal control over financial reporting and the effectiveness thereof. Such certification(s) shall be provided by Oil States (and not by any officer or employee in their individual capacity).

Article III
THE DISTRIBUTION

3.1     The Distribution.

(a)     Oil States intends to consummate the Distribution on or before May 30, 2014. Oil States will, in its sole and absolute discretion, determine the Distribution Date and all terms of the Distribution, including, without limitation, the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution and the timing and conditions to the consummation of the Distribution. In addition, Oil States may, at any time and from time to time until the consummation of the Distribution, modify or change the terms of the Distribution, including, without limitation, by accelerating or delaying the timing of the consummation of all or part of the Distribution. For the avoidance of doubt, nothing in the foregoing shall in any way limit Oil States’ right to terminate this Agreement or the Distribution as set forth in Article VI or alter the consequences of any such termination from those specified in such Article.

(b)     Civeo shall cooperate with Oil States to accomplish the Distribution and shall, at Oil States’ direction, promptly take any and all actions necessary or desirable to effect the Distribution, including, without limitation, the registration under the Securities Act and the Exchange Act of Civeo Common Stock on an appropriate registration form or forms to be designated by Oil States. Oil States shall select any investment bank or manager in connection with the Distribution, as well as any financial printer, solicitation and/or exchange agent and financial, legal, accounting and other advisors for Oil States. Civeo and Oil States, as the case may be, will provide to the Agent all share certificates and any information required in order to complete the Distribution.

3.2     Actions Prior to the Distribution.

(a)     Oil States and Civeo shall prepare and mail, prior to the Distribution Date, to the holders of Oil States Common Stock, such information concerning Civeo, its business, operations and management, the Distribution and such other matters as Oil States shall reasonably determine and as may be required by Law. Oil States and Civeo will prepare, and Civeo will, to the extent required under applicable Law, file with the SEC any such documentation and any requisite noaction letters which Oil States determines are necessary or desirable to effectuate the Distribution, and Oil States and Civeo shall each use its commercially reasonable efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable.

(b)     Oil States and Civeo shall take all such action as may be necessary or appropriate under the securities or blue sky laws of the United States (and any comparable Laws under any foreign jurisdiction) in connection with the Distribution.

(c)     Civeo shall prepare and file, and shall use its commercially reasonable efforts to have approved, an application for the listing of the Civeo Common Stock to be distributed in the Distribution on the NYSE, subject to official notice of distribution.

(d)     Oil States and Civeo shall take all actions as may be necessary to approve (i) the stockbased employee incentive plans of Civeo and (ii) the grants of adjusted awards with respect to Oil States stock by Oil States and the grants of awards with respect to Civeo stock by Civeo in order to satisfy the requirement of Rule 16b-3 under the Exchange Act and the applicable rules and regulations of the NYSE.

3.3     Conditions to Distribution.

(a)     The consummation of the Distribution will be subject to the satisfaction, or waiver by Oil States in its sole and absolute discretion, of the conditions set forth in this Section 3.3(a). Any determination by Oil States regarding the satisfaction or waiver of any of such conditions will be conclusive.

(i)     The Separation shall have been completed in accordance with the Restructuring Steps Memorandum.

(ii)     Oil States shall have received a private letter ruling to the effect that, among other things, the Spin-off will qualify as a transaction that is tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code, and such private letter ruling shall not have been revoked or modified in any material respect.

(iii)     Oil States shall have received an opinion of its tax counsel, in form and substance acceptable to Oil States and which shall remain in full force and effect, as to certain matters affecting the tax treatment of the Separation on which the Internal Revenue Service will not rule.

(iv)     All Governmental Approvals necessary to consummate the Distribution shall have been obtained and be in full force and effect.

(v)     The actions and filings necessary or appropriate under applicable securities laws in connection with the Distribution will have been taken or made, and, where applicable, have become effective or been accepted by the applicable Governmental Authority.

(vi)     No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution or any of the related transactions shall be in effect, and no other event outside the control of Oil States shall have occurred or failed to occur that prevents the consummation of the Distribution or any of the related transactions.

(vii)     A Registration Statement on Form 10 registering the Civeo Common Stock (the “Form 10”) shall be effective under the Exchange Act, with no stop order in effect with respect thereto, and the Information Statement included therein (the “Information Statement”) shall have been mailed to Oil States’ stockholders as of the Record Date.

(viii)     The Civeo Common Stock to be distributed to the Oil States stockholders in the Distribution shall have been accepted for listing on the NYSE, subject to official notice of distribution.

(ix)     Each of the Ancillary Agreements shall have been duly executed and delivered by the parties thereto.

(x)     No events or developments shall have occurred or exist that, in the judgment of the Oil States Board, in its sole and absolute discretion, make it inadvisable to effect the Distribution or the other transactions contemplated hereby, or would result in the Distribution or the other transactions contemplated hereby not being in the best interest of Oil States or its stockholders.

(xi)     Oil States shall have received the Cash Dividend.

(xii)     A majority of the aggregate outstanding principal amount of each series of the Oil States Notes shall have been accepted for payment pursuant to the Tender Offers.

(b)     The foregoing conditions are for the sole benefit of Oil States and shall not give rise to or create any duty on the part of Oil States or the Oil States Board to waive or not waive such conditions or in any way limit Oil States’ right to terminate this Agreement as set forth in Article VI or alter the consequences of any such termination from those specified in such Article. Any determination made by the Oil States Board prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 3.3 shall be conclusive.

3.4     Certain Stockholder Matters.

(a)     Subject to Section 3.3, on or prior to the Distribution Date, Oil States will deliver to the Agent for the benefit of holders of record of Oil States Common Stock on the Record Date all of the outstanding shares of Civeo Common Stock (including, if such shares are represented by one or more stock certificates, such stock certificates, endorsed by Oil States in blank), and shall cause the transfer agent for the shares of Oil States Common Stock to instruct the Agent to distribute on the Distribution Date the appropriate number of such shares of Civeo Common Stock to each such holder or designated transferee or transferees of such holder by way of direct registration in bookentry form. Civeo will not issue paper stock certificates. The Distribution shall be effective at 11:59 p.m. Eastern Time on the Distribution Date or at such other time as Oil States may determine.

(b)     Subject to Sections 3.3 and 3.4(c), each holder of Oil States Common Stock (other than holders of unvested Oil States RSAs) on the Record Date will be entitled to receive in the Distribution a number of whole shares of Civeo Common Stock equal to the number of shares of Oil States Common Stock held by such holder on the Record Date multiplied by the Distribution Ratio. Each holder of any unvested Oil States RSAs will be entitled to receive either additional Oil States RSAs or be converted into restricted shares of Civeo Common Stock, as set forth in the Employee Matters Agreement.

(c)     No fractional shares will be distributed or credited to bookentry accounts in connection with the Distribution. As soon as practicable after the Distribution Date, Oil States shall direct the Agent to determine the number of whole shares and fractional shares of Civeo Common Stock allocable to each holder of record or beneficial owner of Oil States Common Stock (other than to the holders of record or beneficial owners of unvested Oil States RSAs) as of the Record Date, to aggregate all such fractional shares and to sell the whole shares obtained thereby in open market transactions (with the Agent, in its sole and absolute discretion, determining when, how and through which brokerdealer and at what price to make such sales), and to cause to be distributed to each such holder or for the benefit of each such beneficial owner, in lieu of any fractional share, such holder’s or owner’s ratable share of the proceeds of such sale, after deducting any taxes required to be withheld and after deducting an amount equal to all brokerage charges, commissions and transfer taxes attributed to such sale. Neither Oil States nor Civeo will be required to guarantee any minimum sale price for the fractional shares of Civeo Common Stock. Neither Oil States nor Civeo will be required to pay any interest on the proceeds from the sale of fractional shares.

(d)     Until the Civeo Common Stock is duly transferred in accordance with this Section 3.4 and applicable Law, from and after the effective time of the Distribution, Civeo will regard the Persons entitled to receive such Civeo Common Stock as record holders of Civeo Common Stock in accordance with the terms of the Distribution without requiring any action on the part of such Persons. Civeo agrees that, subject to any transfers of such stock, from and after the effective time of the Distribution (i) each such holder will be entitled to receive all dividends payable on, and exercise voting rights and all other rights and privileges with respect to, the shares of Civeo Common Stock then held by such holder, and (ii) each such holder will be entitled, without any action on the part of such holder, to receive evidence of ownership of the shares of Civeo Common Stock then held by such holder.

Article IV
DISPUTE RESOLUTION

4.1     General Provisions. Any Dispute shall be resolved in accordance with the procedures set forth in Article IV of the Indemnification and Release Agreement, which shall be the sole and exclusive procedures for the resolution of any such Dispute unless otherwise specified in the applicable Ancillary Agreement or in Article IV of the Indemnification and Release Agreement.

Article V
FURTHER ASSURANCES AND ADDITIONAL COVENANTS

5.1     Further Assurances.

(a)     In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use its commercially reasonable efforts, prior to, on and after the Distribution Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements, to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)     Without limiting the foregoing, prior to, on and after the Distribution Date, each party hereto shall cooperate with the other parties, and without any further consideration, but at the expense of the requesting party, to execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any third-party consents or Governmental Approvals), and to take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the Civeo Assets and the assignment and assumption of the Civeo Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each party will, at the reasonable request, cost and expense of any other party, take such other actions as may be reasonably necessary to vest in such other party good and marketable title, free and clear of any Security Interest, if and to the extent it is practicable to do so.

(c)     On or prior to the Distribution Date, Oil States and Civeo in their respective capacities as direct and indirect stockholders of their respective Subsidiaries, shall each ratify any actions which are reasonably necessary or desirable to be taken by Oil States, Civeo or any other Subsidiary of Oil States, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

(d)     Oil States and Civeo, and each of the members of their respective Groups, waive (and agree not to assert against any of the others) any claim or demand that any of them may have against any of the others for any Liabilities or other claims relating to or arising out of: (i) the failure of Civeo or any member of the Civeo Group, on the one hand, or of Oil States or any member of the Oil States Group, on the other hand, to provide any notification or disclosure required under any state Environmental Law in connection with the Separation or the other transactions contemplated by this Agreement or the Ancillary Agreements, including the transfer by any member of any Group to any member of the other Group of ownership or operational control of any Assets not previously owned or operated by such transferee; or (ii) any inadequate, incorrect or incomplete notification or disclosure under any such state Environmental Law by the applicable transferor. To the extent any Liability to any Governmental Authority or any third Person arises out of any action or inaction described in clause (i) or (ii) above, the transferee of the applicable Asset hereby assumes and agrees to pay any such Liability.

(e)     Prior to the nine-month anniversary of the Distribution Date, if one or more of the parties identifies any commercial or other service that is needed to assure a smooth and orderly transition of the businesses in connection with the consummation of the transactions contemplated hereby, and that is not otherwise governed by the provisions of this Agreement or any Ancillary Agreement, the parties will cooperate in determining whether there is a mutually acceptable basis on which the other party will provide such service; provided, that if such service is to extend beyond the nine-month anniversary of the Distribution Date, the terms and conditions upon which the services are to be provided beyond the nine-month anniversary of the Distribution Date shall be market and arm’s-length terms and conditions.

5.2     Performance. Oil States will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the Oil States Group. Civeo will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the Civeo Group. Each party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Section 5.2 to all of the other members of its Group, and (b) cause all of the other members of its Group not to take any action or fail to take any such action inconsistent with such party’s obligations under this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby.

5.3     Oil States Guarantees. Civeo acknowledges that in the course of conduct of the Civeo Business, Oil States and members of the Oil States Group may have entered into various arrangements in which guarantees, bonds, letters of credit or similar arrangements were issued or arranged by Oil States or members of the Oil States Group to support or facilitate the Civeo Business. Any such arrangements entered into by Oil States and its Affiliates are, to the extent related to the Civeo Business, hereinafter referred to as the “Oil States Guarantees.” Except as otherwise agreed by Oil States and Civeo, Civeo agrees that it will use its commercially reasonable efforts to obtain or provide replacement guarantees, bonds, letters of credit or similar arrangements, which will be in effect at the Distribution Date, and obtain the release of Oil States and members of the Oil States Group from any Oil States Guarantees in accordance with Section 2.9 of the Indemnification and Release Agreement.

5.4     ThirdParty Agreements. Civeo agrees that it will use its commercially reasonable efforts to obtain or provide replacement agreements with third parties for agreements between such third parties and Oil States or any member of the Oil States Group that are Civeo Contracts and cannot be assigned to Civeo.

5.5     Tax Matters. Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, in the case of any conflict between this Agreement or any Ancillary Agreement (other than the Tax Sharing Agreement) and the Tax Sharing Agreement in relation to any matters addressed by the Tax Sharing Agreement, the Tax Sharing Agreement shall prevail.

5.6     Indemnification Matters. Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, in the case of any conflict between this Agreement or any Ancillary Agreement (other than the Indemnification and Release Agreement) and the Indemnification and Release Agreement in relation to any matters addressed by the Indemnification and Release Agreement, the Indemnification and Release Agreement shall prevail; provided, however, that in relation to any matters concerning Taxes, the Tax Sharing Agreement shall prevail over the Indemnification and Release Agreement, and in relation to any matters governed by the Employee Matters Agreement, the Employee Matters Agreement shall prevail over the Indemnification and Release Agreement.

5.7     Employee Matters. Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, in the case of any conflict between this Agreement or any Ancillary Agreement (other than the Employee Matters Agreement) and the Employee Matters Agreement in relation to any matters addressed by the Employee Matters Agreement, the Employee Matters Agreement shall prevail; provided, however, that in relation to any matters concerning Taxes, the Tax Sharing Agreement shall prevail over the Employee Matters Agreement.

Article VI
TERMINATION

6.1     Termination. This Agreement and any Ancillary Agreement may be terminated and the terms and conditions of the Distribution may be amended, modified or abandoned at any time prior to the Distribution Date by and in the sole and absolute discretion of the Oil States Board without the approval of any Person, including Civeo, in which case no party will have any liability of any kind to any other party by reason of this Agreement. After the Distribution, this Agreement may not be terminated except by an agreement in writing signed by each of the parties to this Agreement.

Article VII
MISCELLANEOUS

7.1     Counterparts; Entire Agreement; Corporate Power.

(a)     This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

(b)     This Agreement and the Ancillary Agreements contain the entire agreement between the parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the parties other than those set forth or referred to herein or therein.

(c)     Oil States represents on behalf of itself and each other member of the Oil States Group, and Civeo represents on behalf of itself and each other member of the Civeo Group, as follows:

(i)     each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform each of this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii)     this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(d)     Each party hereto acknowledges that it and each other party hereto may execute certain of the Ancillary Agreements by facsimile, stamp or mechanical signature. Each party hereto expressly adopts and confirms each such facsimile, stamp or mechanical signature made in its respective name as if it were a manual signature, agrees that it will not assert that any such signature is not adequate to bind such party to the same extent as if it were signed manually and agrees that at the reasonable request of any other party hereto at any time it will as promptly as reasonably practicable cause each such Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof).

(e)     Notwithstanding any provision of this Agreement or any Ancillary Agreement, neither Oil States nor Civeo shall be required to take or omit to take any act that would violate its fiduciary duties to any minority stockholders of any nonwholly owned Subsidiary of Oil States or Civeo, as the case may be (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned).

7.2     Governing Law. This Agreement and, unless expressly provided therein, each Ancillary Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of the choice of laws principles of the State of Delaware as of the date of this Agreement, including all matters of validity, construction, effect, enforceability, performance and remedies.

7.3     Assignability. Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the parties hereto and thereto, respectively, and their respective successors and permitted assigns; provided, however, that no party hereto or thereto may assign its respective rights or delegate its respective obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other parties hereto or thereto.

7.4     ThirdParty Beneficiaries. Except for the indemnification rights under this Agreement or any Ancillary Agreement of any Oil States Indemnitee or Civeo Indemnitee (as those capitalized terms are defined in the Indemnification and Release Agreement) in their respective capacities as such, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the parties and are not intended to confer upon any Person except the parties any rights or remedies hereunder or thereunder, and (b) there are no third-party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any third person with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

7.5     Notices. All notices, requests, claims, demands or other communications under this Agreement and, to the extent, applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service), or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.5):

If to Oil States, to:

Oil States International, Inc.
Three Allen Center
333 Clay Street, Suite 4620
Houston, Texas 77002
Attention: Cindy B. Taylor and Lias J. Steen
Facsimile: 713-652-0499

If to Civeo to:

Civeo Corporation
Three Allen Center
333 Clay Street, Suite 4980
Houston, Texas 77002
Attention: Bradley J. Dodson and Frank C. Steininger
Facsimile: 713-651-0369

Any party may, by notice to the other party, change the address and contact person to which any such notices are to be given.

7.6     Severability. If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.

7.7     Force Majeure. No party shall be deemed in default of this Agreement or any Ancillary Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement or any Ancillary Agreement, other than a delay or failure to make a payment, results from any cause beyond its reasonable control and without its fault or negligence, such as acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

7.8     Publicity. Prior to the Distribution, each of Civeo and Oil States shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the Separation, the Distribution or any of the other transactions contemplated hereby and prior to making any filings with any Governmental Authority with respect thereto.

7.9     Expenses. Except as expressly set forth in this Agreement (including Sections 2.13 and 5.1(b)) or in any Ancillary Agreement, all fees, costs and expenses incurred in connection with the preparation, execution, delivery and implementation of this Agreement and any Ancillary Agreement, and with the consummation of the transactions contemplated hereby and thereby, will be borne by Oil States; provided, however, that except as otherwise expressly provided in this Agreement or in any Ancillary Agreement, from and after the Distribution, each Party shall bear its own direct and indirect costs and expenses related to its performance of this Agreement or any Ancillary Agreement.

7.10     Late Payments. Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement or any Ancillary Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within 30 days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the Prime Rate plus 2%.

7.11     Headings. The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.

7.12     Survival of Covenants. Except as expressly set forth in any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and liability for the breach of any obligations contained herein or therein, shall survive the Separation and the Distribution and shall remain in full force and effect.

7.13     Waivers of Default. Waiver by any party of any default by the other party of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving party of any subsequent or other default, nor shall it prejudice the rights of such party. No failure or delay by any party in exercising any right, power or privilege under this Agreement or any Ancillary Agreement shall operate as a waiver thereof nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

7.14     Specific Performance. Subject to the provisions of Article IV, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the party or parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the parties to this Agreement.

7.15     Amendments. No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by any party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the party against whom it is sought to enforce such waiver, amendment, supplement or modification.

7.16     Interpretation. In this Agreement and any Ancillary Agreement, (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires; (b) the terms “hereof,” “herein,” “herewith” and words of similar import, and the terms “Agreement” and “Ancillary Agreement” shall, unless otherwise stated, be construed to refer to this Agreement or the applicable Ancillary Agreement as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this Agreement or such Ancillary Agreement; (c) Article, Section, Exhibit, Schedule and Appendix references are to the Articles, Sections, Exhibits, Schedules and Appendices to this Agreement (or the applicable Ancillary Agreement) unless otherwise specified; (d) the word “including” and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) means “including, without limitation”; (e) the word “or” shall not be exclusive; and (f) unless expressly stated to the contrary in this Agreement or in any Ancillary Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to the date first stated in the preamble to this Agreement, regardless of any amendment or restatement hereof.

7.17     Relationship of the Parties. It is expressly agreed that, from and after the Distribution Date and for purposes of this Agreement and the Ancillary Agreements, (a) no member of the Civeo Group shall be deemed to be an Affiliate of any member of the Oil States Group and (b) no member of the Oil States Group shall be deemed to be an Affiliate of any member of the Civeo Group.

7.18     Limitations of Liability. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NEITHER CIVEO OR ITS AFFILIATES, ON THE ONE HAND, NOR OIL STATES OR ITS AFFILIATES, ON THE OTHER HAND, SHALL BE LIABLE UNDER THIS AGREEMENT TO THE OTHER FOR ANY (I) DAMAGES THAT ARE NOT PROBABLE AND REASONABLY FORESEEABLE OR (II) PUNITIVE OR SIMILAR DAMAGES, IN EACH CASE IN EXCESS OF COMPENSATORY DAMAGES OF THE OTHER ARISING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY (OTHER THAN ANY SUCH LIABILITY WITH RESPECT TO A THIRDPARTY CLAIM).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

OIL STATES INTERNATIONAL, INC.

/s/ Cindy B. Taylor
Cindy B. Taylor
President and Chief Executive Officer

SIGNATURE PAGE
SEPARATION AND DISTRIBUTION AGREEMENT

CIVEO CORPORATION

/s/ Bradley J. Dodson
Bradley J. Dodson
President and Chief Executive Officer

SIGNATURE PAGE
SEPARATION AND DISTRIBUTION AGREEMENT

Annex A

Restructuring Steps Memorandum

1.     Civeo Mars will contribute to Civeo Netherlands all the outstanding shares of 3045843 Nova Scotia Company, and Oil States will contribute cash, in exchange for approximately 99.9% and 0.1%, respectively, of equity of Dutch Newco.

2.     Oil States will contribute to Civeo: (a) its ownership interests in the Transferred Entities, (b) the Hybrid Instruments and (c) the Civeo Mars Receivable in exchange for (i) 106,348,490 shares of Civeo Common Stock, (ii) the assumption of certain liabilities of Oil States associated with the Accommodations Business set forth in this Agreement and (iii) the Cash Dividend incurred.

3.     Civeo will pay the Cash Dividend to Oil States.

4.     Oil States will distribute all of the outstanding Civeo Common Stock to the shareholders of Oil States as of the Record Date.

Annex A

1

Schedule 1.1A

Specified Civeo Offshore Leasing Assets

From and after the Distribution Date, the Specified Civeo Offshore Leasing Assets shall be held by OSES, for the use and benefit of Civeo and Civeo Offshore (at the expense of Civeo and Civeo Offshore). Oil States shall, and shall cause OSES to, as soon as reasonably practicable after the Distribution Date, assign, transfer, convey and deliver to Civeo or Civeo Offshore, and Civeo or Civeo Offshore shall accept from Oil States and OSES, all of Oil States’ and OSES’ respective right, title and interest in and to such Specified Civeo Offshore Leasing Assets.

Description	Unit Number	Pedimento #	Location of unit
5 man Office Unit R 133	1020020	10-30-3928-1007357	Offshore
5 man Office Unit/Almacen	1020018	11-30-3928-1032666	Offshore
8 x 13 Workshop	813007	12-30-3928-2009318	Offshore
8 x 13 Workshop	815005	12-30-3928-2026804	Offshore
small 8x8 Office Unit	808062	12-30-3928-2026839	Offshore
10 x 32 10/12 Man Sleeper	1032099	12-30-3928-2027066	Offshore
10 man 12x 33x12 ft TLQ w/Laundry	1233046	12-30-3928-2026803	Offshore
Seahorse HSTP 300 Sewage Treatment Plant	745	12-30-3928-2026970	Offshore
small 8x8 Office Unit	808012	11-30-3928-1017120	Offshore
8 x 20 office Unit	1020021	12-30-3928-2026839	Offshore
8 x 13' Workshop	813006	12-30-3928-2009318	Offshore
8 x 13 Workshop	815006	12-30-3928-2026804	Offshore
USCG/ABS 12 x 40 12 Man Unit (MX)	1240093	12-30-3928-2033014	Leonard Jones
USCG/ABS 12 x 40 12 Man Unit (MX)	1240096	12-30-3928-3007418	Johnnie Hoffman
USCG/ABS 12 x 40 12 Man Unit (MX)	1240095	12-30-3928-3008579	Earl Frederickson
USCG/ABS 12 x 40 12 Man Unit (MX)	1240094	12-30-3928-2035725	Offshore
USCG/ABS 12 x 40 12 Man Unit (MX)	1240054	12-30-3928-2035774	Offshore
8 x 20 office Unit	1020022	12-30-3928-2012261	Offshore
6 man 8 x 20 x 10 ft Kitchen (MX)	1020006	10-30-3928-0001-803	Offshore
8 x 20 office Unit	1020019	12-30-3928-2012261	Offshore
USCG/ABS 12 x 40 12 Man Unit (MX)	1240074	12-30-3928-3007191	Offshore
small 3 Man 10 x 10 Office Unit	810039	11-30-3928-1033843	Offshore
12 man 12x 33x12 ft TLQ	1233002	10-30-3709-0000878	AKAL KL
12 man 12x 33x12 ft TLQ	1233026	10-30-3709-0000878	AKAL KL
12 man 12x 33x12 ft TLQ	1233023	10-30-3709-0000876	MALOOB C
12 man 12x 33x12 ft TLQ	1233022	10-30-3709-0000879	IXTAL B
12 man 12x 33x12 ft Office Unit	1233012	10-30-3928-0004228	Well Training Center
12 man 12x 33x12 ft TLQ	1233008	10-30-3928-0005845	AKAL QH

 Schedule 1.1A

1

12 man 12x 33x12 ft TLQ	1233025	10-30-3928-0005846	ZAAP C
12 man 12x 33x12 ft TLQ	1233018	10-30-3928-0017361	SINAN D
12 man 12x 33x12 ft TLQ	1233024	10-30-3928-0021530	Maloob B
12 man 12x 33x11 ft TLQ	1233039	10-30-3928-0021538	Abkatun Q
12x 33x11 ft TLQ Converted to Kitchen	1233040	10-30-3928-0018335	Maloob A
12 man 12x 33x11 ft TLQ	1233041	10-30-3928-0018332	ZAAP A
12 man 12x 33x11 ft Galley	1233048	10-30-3928-0023915	Dos Bocas
12x 33x11 ft Rec Room Combo Unit	1233049	10-30-3928-0023916	Maloob A
12 man 12x 33x11 ft TLQ	1233043	10-30-3928-0026103	Maloob A
12 man 12x 33x11 ft TLQ	1233042	10-30-3928-0026102	Maloob A
12x 33x11 ft TLQ converted to Clinic/Laundry Combo	1233044	10-30-3928-0026522	Maloob A
12x 33x11 ft TLQ Coverted to Sleeper Office Combo	1233045	10-30-3928-0026521	Maloob A
12 man 12x 33x12 ft TLQ	1233019	10-30-3928-0005537	Returned / in Civeo Offshore Yard
12 man 12x 33x12 ft TLQ	1233005	10-30-3928-0005540	Returned / in Civeo Offshore Yard
12 man 12x 33x12 ft TLQ	1233011	10-30-3928-0005539	Returned / in Civeo Offshore Yard
12 man 12x 33x12 ft TLQ - aluminum	1233006	10-30-3709-0000877	Returned / in Civeo Offshore Yard
12 man 12x 33x12 ft TLQ	1233021	10-30-3928-0021531	Returned / in Civeo Offshore Yard
12 man 12x 33x11 ft TLQ	1233038	10-30-3928-0021537	Returned / in Civeo Offshore Yard
12 Man 12 x 40 ABS/USCG Sleeper	1240081	Imported by Customer	REM Forza
12 Man 12 x 40 ABS/USCG Sleeper	1240082	Imported by Customer	REM Forza
1500 Gal Sewage Plant	1532	Imported by Customer	REM Forza
1500 Gal Sewage Plant (POSIEDON)	5133	Imported by Customer	REM Forza
One Distribution Rack	T 716	Imported by Customer	REM Forza
12 Man 12 x 40 ABS/USCG Sleeper	1240058	Imported by Customer	REM Poseidon
12 Man 12 x 40 ABS/USCG Sleeper	1240046	Imported by Customer	REM Poseidon
12 Man 12 x 40 ABS/USCG Sleeper	1240083	Imported by Customer	REM Poseidon
12 Man 12 x 40 ABS/USCG Sleeper	1240070	Imported by Customer	REM Poseidon
12 Man 12 x 40 ABS/USCG Sleeper	1240056	Imported by Customer	REM Poseidon
12 Man 12 x 40 ABS/USCG Sleeper	1240050	Imported by Customer	REM Poseidon
12 Man 12 x 40 ABS/USCG Sleeper	1240073	Imported by Customer	REM Poseidon
12 Man 12 x 40 ABS/USCG Rec Room	1240047	Imported by Customer	REM Poseidon

Schedule 1.1A

2

12 Man 12 x 40 ABS/USCG Galley (MX)	1240060	1130 3928 1025424	REM Poseidon
One Water Distribution Plant	WDP030	Imported by Customer	REM Poseidon
One 4000Gal Water Tank	PWT4013	Imported by Customer	REM Poseidon
One 2000Gal Sewage Plant	3427	Imported by Customer	REM Poseidon
One Transformer	T625	Imported by Customer	REM Poseidon
Four Stairways		Imported by Customer	REM Poseidon
14 Platforms		Imported by Customer	REM Poseidon
8 Man 12 x 22 , (11Man)	1218003A	11-30-3928-1017120	Ciudad del Carmen
8 x 20 x 10 ft office Unite	820132	10-30-3172-0000897	Ciudad del Carmen
8 x 13 Workshop	813006	12-30-3928-2009318	Ciudad del Carmen
12 man Sleeper	1224013A	12-30-3928-2002734	Ciudad del Carmen
10 x 32 10/12 Man Sleeper	1032099	12-30-3928-2027067	Ciudad del Carmen
10 x 32 10/12 Man Sleeper	1032077	12-30-3928-2027019	Ciudad del Carmen
Two Stairs (S-118 y S-39)	N/A	12-30-3928-2027067	Ciudad del Carmen
Two Platforms (GML-P332 y GML-P321)	P332 / P321	12-30-3928-2027067	Ciudad del Carmen
Four Platforms	N/A	N/A	Ciudad del Carmen

Schedule 1.1A

3

Schedule 2.2(a)(ii)(B)

Transferred Entities

1.     Civeo Mars Holdco 1, LLC

2.     Civeo USA LLC

3.     Civeo Investments, LLC

4.     Civeo Offshore LLC

5.     Civeo Investments Coöperatief U.A.

Schedule 2.2(a)(ii)(B)

1

Schedule 2.3(a)(ii)

Civeo Liabilities

Case/Case Number:
William Delong v. Pollard et al., No. 1003 05960
Ricky Elder v. Pollard et al., No. 0903 08914
Karen Sauve, ind et al. v. Jacobs Industrial et al. incl PTI Group, Inc., No. 11-1214
Faunus Group International v. PTI Group Inc. et al, No. 1301 12387
Breach of Contract Claim against Construcciones y Proyectos de Ingeneria Industrial, S.A. de C.V.; Corporativo Pacific, S.A. de C.V. in Mexico
Breach of Contract Claim against Blue Marine Shipping II, S.A. de C.V. in Mexico
Stewart, Antionette v. PTI Group Inc., No. 1403 01556
Walters, Kevin Dale v. PTI Group Inc., PTI Travco Modular Structures, No. 1303 11473
Menzies, Kevin v. PTI Premium camp Services, No. 1103 18583
Trustees, Alberta Sheet, Jackson, John v. PTI Camp Installations Ltd., No. 0403 13482

Individual Employee Claims (Canada):
Michael Anthony
Sean Burns
John Markoja
Darrel Morin
Dan Smith
Shane Roberts

Active US EEOC Claims including but not limited to:
Fred Bell
Claude Corthran
Donna Huckaby
Erwin Tyrone Lockridge
Stephaine Moore
Jeanne Parker
Krystal Stevenson
Linda Woodruff

Active US OSHA Claims including but not limited to:
Mario Slavenic

Pending Claims with any US Federal & State Agency including but not limited to:
Department of Labor, Pending Wage and Hour Claims

Pending US Workers Compensation Claims, including but not limited to:
Wesley Ceplacha

Pending Canadian Workers Compensation Claims, including but not limited to:
All provincially managed claims

Active AU Personal Injury or Worker's Compensation Claims:
Adrian Squires
Samuel Blackley
Yvonne Patterson
Lilia Archillia Enzler

Schedule 2.3(a)(ii)

1